Exhibit 5.1

CONYERS DILL & PEARMAN
29th Floor
One Exchange Square
8 Connaught Place Central
Hong Kong
T +852 2524 7106 | F +852 2845 9268
conyers.com

7 September 2022

Matter No.:836526
Doc Ref: 108410459

Meten Holding Group Ltd.

3rd Floor, Tower A, Tagen Knowledge & Innovation Center

2nd Shenyun West Road, Nanshan District

Shenzhen, Guangdong Province 518045

The People’s Republic of China

Dear Sirs,

Meten Holding Group Ltd. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with an offering (the “Offering”) by certain shareholders of the Company of an aggregate of 22,899,047 ordinary shares, par value US$0.003 each of the Company (the “Offer Shares”) consisting of (a) 1,470,475 ordinary shares, par value US$0.003 each of the Company, issuable upon the exercise of certain pre-funded warrants (the “Pre-Funded Warrants”) and (b) 21,428,572 ordinary shares, par value US$0.003 each of the Company, issuable upon the exercise of certain investor warrants (the “Investor Warrants”), as described in the Company’s registration statement on form F-1 filed with the U.S. Securities and Exchange Commission (the “Commission”) on 7 September 2022 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) and the Company’s prospectus included in the Registration Statement (the “Prospectus”) relating to the Offering of the Offer Shares.

For the purposes of giving this opinion, we have examined a copies of (1) the Registration Statement and the Prospectus, (2) the securities purchase agreement made among the Company and certain accredited institutional investors dated 4 August 2022 (the “Securities Purchase Agreement”), (3) the Pre-Funded Warrants and the Investor Warrants issued by the Company to certain accredited institutional investors and each dated 8 August 2022 (the “Warrants”). We have also reviewed (1) the amended and restated memorandum of association and the amended and restated articles of association of the Company adopted on 5 March 2020 and effective on 30 March 2020 (the “Constitutional Documents”), (2) the unanimous written resolutions of the directors of the Company passed on 4 August 2022 (the “Resolutions”), (3) a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 2 September 2022 (the “Certificate Date”), (4) the register of members and share ledger of the Company duly certified by a director of the Company on 2 September 2022, and (5) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and the Prospectus and other documents reviewed by us, (d) that the Resolutions have been passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, will remain in full force and effect and will not be rescinded or amended, (e) that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein, (f) the issuance and sale of the Offer Shares by the Company, and the Company’s incurrence and performance of its obligations under the Securities Purchase Agreement and the Warrants in accordance with the terms thereof will not violate the Constitutional Documents nor any applicable law, regulation, order or decree in the Cayman Islands, (g) that the issuance and sale of and payment for the Offer Shares will be in accordance with the Securities Purchase Agreement, the Registration Statement and the Prospectus, (h) that, upon the issue of the Offer Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, (i) the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under the Securities Purchase Agreement and the Warrants, and the due execution and delivery thereof by each party thereto, (j) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, and (k) the validity and binding effect under the laws of the United States of America of the Registration Statement and the Prospectus and that the Registration Statement and Prospectus will be duly filed with the Commission.

The obligations of the Company in connection with the issue of the Offer Shares, the Securities Purchase Agreement, the Warrants or other document relating thereto (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Cayman Islands court if and to the extent they constitute the payment of an amount which is in the nature of a penalty; and (e) may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the law of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

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2.	When issued and paid for as contemplated by the Registration Statement, the Prospectus and the Warrants and registered in the register of members of the Company, the Offer Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Enforceability of Civil Liabilities” and “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman

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